Ex. 28(d)(6)

August 21, 2017

Mr. Bruce Rosenberg

Treasurer

State Street Institutional Investment Trust

c/o SSGA Funds Management, Inc.

One Lincoln Street

Boston, Massachusetts 02111

RE:	State Street Institutional Investment Trust - State Street Treasury Obligations Money Market Fund Expense Limitation Agreement

Dear Mr. Rosenberg:

SSGA Funds Management, Inc. (“SSGA FM”), as the investment adviser to the State Street Treasury Obligations Money Market Fund (the “Fund”), as series of the State Street Institutional Investment Trust (the “Trust”), agrees (i) until April 30, 2021 (a) to waive up to the full amount of the advisory fee payable by the Fund and/or (b) to reimburse the Fund to the extent that the Fund’s Total Annual Fund Operating Expenses (exclusive of non-recurring account fees and extraordinary expenses) exceed 0.10% of average daily net assets on an annual basis — this fee waiver and/or expense limitation arrangement may only be terminated during the relevant period with the approval of the Fund’s Board of Trustees; and (ii) SSGA FM currently intends to voluntarily waive its advisory fee and/or to reimburse the Fund for expenses to the extent that the Fund’s Total Annual Fund Operating Expenses exceed 0.08% of average daily net assets on an annual basis — this voluntary fee waiver and/or expense limitation arrangement may be terminated by SSGA FM at any time, in its sole discretion.

SSGA FM and the Trust’s Officers are authorized to take such actions as they deem necessary and appropriate to continue the above stated expense reimbursements agreements for additional periods, including of one or more years, after the applicable Expiration Date.

If these arrangements are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

/s/ Ellen M. Needham

By:

Ellen M. Needham

Director and President

Accepted and Agreed:

STATE STREET INSTITUTIONAL INVESTMENT TRUST, ON BEHALF OF ITS SERIES, STATE STREET TREASURY OBLIGATIONS MONEY MARKET FUND

/s/ Bruce Rosenberg

By:

Bruce Rosenberg

Treasurer